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___________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JULY SALES,
ESTIMATED SECOND QUARTER EPS
AND FORECASTED SECOND HALF 2004 SALES AND EPS RANGES

          Newark, California, August 5, 2004 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $309 million for the four-week period ended July 31, 2004, a 2% increase above the $303 million in sales reported for the four weeks ended August 2, 2003.  Comparable store sales for the same period declined 5% from the prior year.

          For the 13 weeks ended July 31, 2004, sales were $1.009 billion, a 4% increase over the $966 million in sales reported for the 13 weeks ended August 2, 2003.  Comparable store sales for the second quarter declined 3% from the prior year.

          For the six months ended July 31, 2004, sales totaled $2.000 billion, up 8% over the $1.845 billion in sales for the six months ended August 2, 2003.   Comparable store sales for the first six months of 2004 were flat to the prior year.

          Michael Balmuth, Vice Chairman and Chief Executive Officer, stated, “Our information system issues and the limitations they place on our ability to fully identify and respond to changes in customer trends – especially in what appears to be a more difficult retail climate – have continued to adversely impact sales.”

          “During July, we made further progress in remedying the problems associated with our new Core Merchandising System.  The allocators continue to get the normal amount of visibility into in-store inventory assortments, and many of the information needs of our buyers are now being met, including regional trending, in-store turns, pricing and unit data.  We expect the balance of the information requirements most important to the buying process to be addressed by the end of August.  Although we believe our business trends will gradually improve once the Core Merchandising System issues have been remedied, we do expect some residual impact to sales and earnings during the second half of 2004 as we cycle through merchandise imbalances created by these system issues,” said Mr. Balmuth.

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          Mr. Balmuth continued, “Based on our July sales results, we now estimate that earnings per share for the 13 weeks ended July 31, 2004 will be at the low end of our prior forecasted range of $.22 to $.23, inclusive of the previously-announced non-cash charge of $.07 per share in the second quarter related to the write-down of the Company’s former corporate office and distribution center in Newark, California.  Earnings per share for the 13 weeks ended August 2, 2003 were $.35.”

          Looking ahead to the second half of the year, following a recent review of its business, the Company now projects the following same store sales and earnings per share ranges for the balance of fiscal 2004:

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For the third quarter ending October 30, 2004, the Company expects same store sales to be down 1% to 4% on top of a 2% gain in the prior year and earnings per share to be in the range of $.25 to $.30, compared to $.33 earned in the third quarter ended November 1, 2003.

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For the fourth quarter ending January 29, 2005, the Company expects same store sales to be flat to down 3% on top of a 4% increase in the prior year and earnings per share to be in the range of $.44 to $.49, compared to $.48 earned in the fourth quarter ended January 31, 2004.

          Additional recorded information concerning today’s press release, the Company’s expected results for the second quarter and the future outlook for the balance of the fiscal year can be accessed by calling 402-220-5900, PIN #2363, from 8:15 a.m. Eastern time on August 5, 2004 through 8:00 p.m. Eastern time on August 6, 2004.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

          Ross Stores will report final results for the second quarter ended July 31, 2004 on Wednesday, August 18, 2004.  The earnings press release will be issued at approximately 8:00 a.m. Eastern Daylight Time (EDT).  A conference call is scheduled to follow on the same date at 11:00 a.m. EDT to communicate additional details concerning the quarter’s results and management’s future outlook.  Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s web site at www.rossstores.com.  A recorded version of the call will also be available at the same location.

          Forward-Looking Statements:  This press release and the additional recorded information and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels and forward-looking statements regarding the time needed to remedy ongoing difficulties with new core merchandising information systems and the severity, duration and financial impact of resulting in-store inventory imbalances, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The Company is continuing to assess the new information systems, and cannot be certain that all problems have currently been discovered or that their scope is understood.  The estimated earnings per share for the 13 weeks ended July 31, 2004 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include the Company’s ability to successfully implement and correct difficulties in various new supply chain and merchandising systems, including generation of all necessary information in a timely and cost effective manner, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, and unseasonable weather trends, lower than planned gross margin and greater than planned operating costs.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily

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reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 616 stores in operation at July 31, 2004, compared to 553 stores at the end of the same period last year.  Additional information on the Company is available at www.rossstores.com.

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